SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ___________________________________
                                   FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:
     ----
                  Lotsoff Capital Management Equity Trust

     Address of Principal Business Office (No. & Street, City, State, Zip Code):
     --------------------------------------------------------------------------

                  20 North Clark Street
                  34th Floor
                  Chicago, Illinois  60602-4109

     Telephone Number (including area code):
     --------------------------------------

                  (312) 368-1442

     Name and Address of Agent for Service of Process:
     ------------------------------------------------

                  Seymour N. Lotsoff
                  20 North Clark Street
                  34th Floor
                  Chicago, Illinois  60602-4109

     Check Appropriate Box:
     ---------------------

          The Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A:

                     Yes      [X]                       No       [_]

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 28th day of August, 2003.

                                   LOTSOFF CAPITAL MANAGEMENT EQUITY TRUST
                                   (Name of Registrant)




Attest:  /s/ Margaret M. Baer                 By:  /s/ Seymour N. Lotsoff
         -------------------------------           -----------------------------
         Margaret M. Baer                          Seymour N. Lotsoff
         Secretary                                 President